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Exhibit 5.1
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FROM:        VIDEO LOTTERY TECHNOLOGIES, INC.
             115 Perimeter Center
             Atlanta, GA 30346

             MWW/Strategic Communications, Inc.
             Public Relations - Tel. (201) 507-9500
             Contact: Laurie Terry - Email: lterry@mww.com Bob Sommer - Email: rsommer@mww.com

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                                                        FOR IMMEDIATE RELEASE
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                VIDEO LOTTERY TECHNOLOGIES ANNOUNCES TERMINATION
                          OF EDS OUTSOURCING CONTRACT

     ATLANTA, July 15, 1996 -- Video Lottery Technologies, Inc. (Nasdaq National Market: VLTS) has announced the termination of its contract with Electronic Data Systems Corporation (EDS), under which EDS has provided VLT's subsidiary, Automated Wagering International, Inc. (AWI), with technical and other outsourcing services in connection with AWI's on-line lottery operations. At the same time, EDS and the Company have initiated an arrangement under which EDS will continue to provide AWI, on a week-to-week basis, similar services as previously provided by EDS under the terminated contract.

     As previously reported, EDS and VLT have been in a dispute over various payment and performance issues under the contract which remain unresolved. The parties are continuing their efforts to resolve those differences.

     Video Lottery Technologies, Inc., through its subsidiaries - Automated Wagering International, Inc., Video Lottery Consultants, Inc., and United Tote
- -- is one of the leading suppliers of system software, equipment, and related services for on-line lotteries, video lotteries and pari-mutuel systems throughout the world. Presently, the subsidiaries' equipment and systems are in operation in the United States, Canada, Australia, Europe, Asia, South America and the Caribbean.

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